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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934


                         DATA SYSTEMS & SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Common Stock
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                         (Title of Class of Securities)


                        ------------------------------
                                 (CUSIP Number)


                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-98)
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  CUSIP NO.
           ---------

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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      HOWARD A. GUTZMER
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]
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      SEC USE ONLY
 3

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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
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                          SOLE VOTING POWER
                     5
     NUMBER OF            76,700

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          402,045
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             76,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          402,045
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      479,015
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      16.99
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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
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Item 1

     (a) Name of Issuer

         DATA SYSTEMS & SOFTWARE, INC.

     (b) Address of Issuer's Principal Executive Offices

         200 Route 17
         Mahwah, New Jersey 07430

Item 2

     (a) Name of Person Filing

         HOWARD A. GUTZMER

     (b) Address of Principal Business Office or, if none, Residence

         5500 Oberlin Drive
         San Diego, CA 92121

     (c) Citizenship

         U.S.

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         _______________


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          479,015

     (b)  Percent of class:

          Approximately 6.44

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote                  76,700

          (ii)  Shared power to vote or to direct the vote               402,045

          (iii) Sole power to dispose or to direct the disposition of     76,700

          (iv)  Shared power to dispose or to direct the disposition of  402,045


Item 5.  Ownership of Five Percent or Less of a Class.

         NOT APPLICABLE

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Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         NOT APPLICABLE


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         NOT APPLICABLE


Item 8.  Identification and Classification of Members of the Group.

         NOT APPLICABLE


Item 9.  Notice of Dissolution of a Group

         NOT APPLICABLE

Item 10. Certification

     (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 31, 2000
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Date

/s/ HOWARD A. GUTZMER
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Signature

Howard A. Gutzmer
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Name/Title